Filed Pursuant to Rule 424(b)(7)
Registration No. 333-271723

PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated May 17, 2023)

WeWork Inc.
Up to 62,095,977 Shares of Class A Common Stock
Up to 136,033 Warrants to Purchase Class A Common Stock

This prospectus supplement updates and amends the selling securityholder (each, a “selling securityholder” and collectively, the “selling securityholders”) information contained in the prospectus dated May 17, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-3 (File No. 333-271723) of WeWork Inc. (the “Company”, “we”, “our” or “us”), and relates to (i) the issuance by us of an aggregate of up to 1,941,395 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) that may be issued upon exercise of warrants to purchase Class A Common Stock, and (ii) the offer and sale, from time to time by the selling securityholders named in this prospectus or their permitted transferees, of (A) up to 62,095,977 shares of Class A Common Stock (including shares of Class A Common Stock underlying warrants and the SoftBank Exchangeable Notes (as defined in the Prospectus)) and (B) up to 136,033 warrants to purchase Class A Common Stock at an exercise price of $460.00 per share (the “private placement warrants”).

This prospectus supplement is being filed solely for the purpose of including an additional selling securityholder who acquired shares of Class A Common Stock from an existing selling securityholder and does not register any additional shares of Class A Common Stock or other securities.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described under the caption “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2023.

SELLING SECURITYHOLDERS

The following information, presented as of September 1, 2023, is being provided to update the selling securityholder table in the Prospectus to reflect the transfer of 222 shares of Class A Common Stock from American High-Income Trust to Capital Group US High-Yield Fixed-Income Trust (US). Where the name of a selling securityholder identified in the table below also appears in the Selling Secuityholders table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus.

Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Entities advised by or affiliated with Capital Research and Management Company(2)	600,345	600,345	⸺	⸺

(1)
The amounts set forth in this column are the number of shares of Class A Common Stock that may be offered by each selling securityholder using the Prospectus. These amounts do not represent any other shares of our Class A Common Stock that the selling securityholders may own beneficially or otherwise.

(2)
Consists of (i) 2,632 shares of Class A Common Stock held by Capital World Bond Fund, (ii) 265,882 shares of Class A Common Stock held by American High-Income Trust, (iii) 2,936 shares of Class A Common Stock held by Capital Group Global High - Income Opportunities (LUX), (iv) 405 shares of Class A Common Stock held by Capital Group Multi-Sector - Income Fund (LUX), (v) 263 shares of Class A Common Stock held by Capital Group UK - Global - High Income Opportunities, (vi) 324 shares of Class A Common Stock held by Capital Group US High Yield Fund (LUX), (vii) 465 shares of Class A Common Stock held by Capital Group Core Plus - Total Return Trust (US), (viii) 607 shares of Class A Common Stock held by the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees’ Retirement Plan, (ix) 93 shares of Class A Common Stock held by the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund, (x) 168,480 shares of Class A Common Stock held by The Income Fund of America, (xi) 607 shares of Class A Common Stock held by Capital Group U.S. Multi-Sector - Income ETF, (xii) 86,568 shares of Class A Common Stock held by American Funds Strategic Bond Fund, (xiii) 554 shares of Class A Common Stock held by Capital Group U.S. High-Yield Trust (US), (xiv) 12,089 shares of Class A Common Stock held by American Funds Insurance Series - American High-Income Trust, (xv) 202 shares of Class A Common Stock held by American Funds Insurance Series - Capital World Bond Fund, (xvi) 58,016 shares of Class A Common Stock held by American Funds Multi-Sector Income Fund, and (xvii) 222 shares of Class A Common Stock held by Capital Group US High-Yield Fixed-Income Trust (US). Capital Research and Management Company (“CRMC”) is the investment adviser for Capital World Bond Fund, American High-Income Trust, Capital Group Global High - Income Opportunities (LUX), Capital Group Multi-Sector - Income Fund (LUX), Capital Group UK – Global - High Income Opportunities, Capital Group US High Yield Fund (LUX), Capital Group Core Plus - Total Return Trust (US), The Income Fund of America, Capital Group U.S. Multi-Sector - Income ETF, American Funds Strategic Bond Fund, Capital Group U.S. High-Yield Trust (US), American Funds Insurance - Series - American High-Income Trust, American Funds Insurance Series - Capital World Bond Fund, American Funds Multi-Sector Income Fund and Capital Group US High-Yield Fixed-Income Trust (US) (collectively, the “CRMC Funds”). Capital International, Inc. (“CII”) is the investment adviser for the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees’ Retirement Plan and the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund (collectively, the “CII Funds”). CRMC or CII may be deemed to be the beneficial owner of the shares of Class A Common Stock held by each CRMC Fund or each CII Fund, as applicable; however, each of CRMC and CII expressly disclaims that it is, in fact, the beneficial owner of such securities. Philip Chitty, Andrew A. Cormack and Thomas Reithinger, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital World Bond Fund. David A. Daigle, Tom Chow, Tara L. Torrens and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by American High-Income Trust. David A. Daigle, Kirstie Spence, Rob Neithart, Shannon Ward and Wesley Phoa, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group Global High - Income Opportunities (LUX) and Capital Group UK - Global - High Income Opportunities. Barbara Burtin, Jody Jonsson, Steven T. Watson, Noriko Chen, Jonathan Knowles, Patrice Collette, Rob Lovelace, Brady Enright and Andraz Razen, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group Multi-Sector - Income Fund (LUX). Andrew A. Cormack, Philip Chitty, Shannon Ward and Thomas H. Hogh, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group US High Yield Fund (LUX). Ritchie Tuazon, Damien J. McCann, Xavier Goss and Timothy Ng, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group Core Plus - Total Return Trust (US) and American Funds Strategic Bond Fund. Hilda L. Applbaum, Caroline Randall, Pramod Atluri, David A. Daigle, Paul Flynn, Shannon Ward, Dina N. Perry, John R. Queen, Anirudh Samsi, Andrew B. Suzman and Bradley J. Vogt, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by The Income Fund of America. Damien J. McCann, Scott Sykes, Shannon Ward and Xavier Goss, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group U.S. Multi-Sector - Income ETF. Damien J. McCann, Kirstie Spence, Scott Sykes, Shannon Ward and Xavier Goss, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by American Funds Multi-Sector Income Fund. David A. Daigle, Tara L. Torrens, Shannon Ward and Tom Chow, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by Capital Group U.S. High-Yield Trust (US) and American Funds Insurance - Series - American High-Income Trust. Philip Chitty, Andrew A. Cormack and Thomas H. Hogh, as portfolio managers, have voting or investment control over the shares of Class A Common Stock held by American Funds Insurance Series - Capital World Bond Fund. David A. Daigle, as portfolio manager, has voting or investment control over the shares of Class A Common Stock held by Capital Group US High-Yield Fixed-Income Trust (US). The Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan has voting or investment control over the shares of Class A Common Stock held by the Water and Power Employees’ Retirement Plan. The Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan has voting or investment control over the shares of Class A Common Stock held by the Retiree Health Benefits Fund. The address of Capital World Bond Fund, American High-Income Trust, American Funds Insurance Series - American High-Income Trust and American Funds Insurance Series - Capital World Bond Fund is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406. The address of Capital Group Global High - Income Opportunities (LUX), Capital Group Multi-Sector - Income Fund (LUX) and Capital Group US High Yield Fund (LUX) is 6C Route de Treves, Senningerberg L-2633. The address of Capital Group UK - Global - High Income Opportunities is 40, Grosvenor Place, London SW1X 7GG. The address of Capital Group Core Plus - Total Return Trust (US), The Income Fund of America, Capital Group U.S. Multi-Sector - Income ETF, American Funds Multi-Sector Income Fund, American Fund Strategic Bond Fund, Capital Group U.S. High-Yield Trust (US) and Capital Group US High-Yield Fixed-Income Trust (US) is 6455 Irvine Center Drive, Irvine, CA 92618. The address of the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees’ Retirement Plan and the Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund is 111 North Hope Street, Room 357, Los Angeles, CA 90012.